EXHIBIT 5(iii)(b)


                                November 1, 1996


Mentor Investment Advisors, LLC
901 East Byrd Street
Richmond, Virginia 23219

Ladies and Gentlemen:

         Effective today, we hereby transfer to you all of our rights and obligations under the Investment Advisory Agreement dated May 20, 1993, in respect of the Mentor Income & Growth Portfolio of the Mentor Funds and you hereby accept and assume any and all of such rights and obligations. If this letter is consistent with your understanding of the agreement between us, please acknowledge your acceptance by signing in the space indicated below.

                                 Very truly yours,

                                 Commonwealth Advisors, Inc.
                                 (formerly Cambridge Investment Advisors, Inc.)


                                 By:______________________________
                                      Name:
                                      Title:


Acknowledged and accepted:

Mentor Investment Advisors, LLC


By:_________________________
     Name:
     Title: